EXHIBIT 99.1

Sanara MedTech Inc. Announces Second Quarter 2021 Results and Business Update

FORT WORTH, TX / ACCESSWIRE / Aug 16, 2021 / Sanara MedTech Inc.

Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of surgical and chronic wound care products dedicated to improving patient outcomes, announced today its strategic, operational and financial results for the quarter ended June 30, 2021.

Ron Nixon, Sanara’s Executive Chairman, stated, “Sanara had another record sales quarter to end the first half of 2021. Our results were driven by strong product sales across a wider number of facilities and geographies. Additionally, we continued to execute on our comprehensive wound and skin strategy by closing on the Pixalere partnership, arranging pilots to prove the value of the Company’s offering, and continuing to focus on developing new products. Subsequent to the end of the quarter we completed our acquisition of certain assets of Rochal Industries, LLC (“Rochal”) and brought their team in-house, which we believe will contribute to our long-term success.”

Second Quarter 2021 Strategic Highlights

•	The Company announced an exclusive partnership with Pixalere Healthcare Inc. (“Pixalere”) to advance its comprehensive wound and skin care strategy. This partnership combines Pixalere’s technology, including decision support, documentation, and wound tracking analytics, with complementary Sanara solutions that offer virtual access to expert wound and skin physicians/clinicians, advanced diagnostics, and wound care product order fulfillment.

•	The Company’s surgical products continued to be approved for use in additional facilities throughout the quarter. As of June 30, 2021, CellerateRX was approved to be used in over 900 hospitals and ambulatory surgical centers.

•	Sanara hired 8 additional salespeople in Q2, bringing the total number of regional sales managers and territory managers to 26.

•	The Company’s surgical products generated revenue in 21 states in Q2 2021 at or above a $50,000 annual run rate (compared to 18 states that generated revenue above $50,000 for the full year 2020).

•	For the first half of the year, CellerateRX Surgical has been sold in over 300 hospitals/ASCs as of June 30, 2021

•	Subsequent to the end of the quarter, the Company announced the acquisition of certain assets of Rochal. In connection with this acquisition, Sanara brought in-house a dedicated research and development team that the Company believes can develop products uniquely suited to address patients’ wound and skin conditions. The addition of the Rochal team also strengthens Sanara’s expertise in areas of regulatory, compliance, manufacturing, and quality control and aligns the long-term interests of both companies.

Second Quarter and First Half 2021 Consolidated Financial Results

•	Revenues. For the three months ended June 30, 2021, we generated revenues of $6,277,133 compared to revenues of $2,967,183 for the three months ended June 30, 2020, representing a 112% increase from the prior year period. For the six months ended June 30, 2021, revenues totaled $11,286,569 compared to revenues of $6,491,514 for the six months ended June 30, 2020, representing a 74% increase from the prior year period. The higher revenues in 2021 were primarily due to increased sales of surgical wound care products as a result of our sales force expansion last year and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets. In addition, revenues in the second quarter of 2020 were negatively impacted due to the suspension of elective surgeries and restricted access to patient facilities throughout most parts of the United States as a result of the COVID-19 pandemic.

•	Cost of goods sold. Cost of goods sold for the three months ended June 30, 2021, was $536,405, compared to Cost of goods sold of $348,675 for the three months ended June 30, 2020. Cost of goods sold for the six months ended June 30, 2021 was $1,010,838, compared to Cost of goods sold of $678,863 for the six months ended June 30, 2020. The increase over the prior year period was primarily due to higher sales volume.

•	Selling, general and administrative expenses. SG&A expenses for the three months ended June 30, 2021, were $6,562,144, as compared to $3,582,511 for the three months ended June 30, 2020. SG&A expenses for the six months ended June 30, 2021, were $11,971,874 compared to SG&A expenses of $8,514,662 for the six months ended June 30, 2020. The higher SG&A expenses in 2021 were primarily due to increased payroll costs resulting from sales force expansion and operational support, and higher sales commission expense as a result of higher product sales. As part of our strategy to expand our sales reach in new and existing markets, we employed eight additional field sales managers during the first half of 2021. As of June 30, 2021, we had a total of 26 field sales managers.

•	Net income / loss. We had a net loss of $1,205,973 for the three months ended June 30, 2021, compared to net loss of $1,129,557 for the three months ended June 30, 2020. For the six months ended June 30, 2021, we had a net loss of $2,389,349, compared to net loss of $2,970,569 for the six months ended June 30, 2020. The improvement in our net loss for the six months ended June 30, 2021 was primarily due to higher sales revenues in 2021 compared to the same period in 2020.

The Company will host a conference call on Tuesday, August 17, 2021, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 844-407-9500 (international callers: 862-298-0850). A telephonic replay of the conference call will be available through Tuesday, August 31, 2021, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 42396.

A live webcast of the conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes, and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and is seeking to offer wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen® to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Through the Rochal asset acquisition, Sanara’s pipeline now contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has acquired the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipate,” “believes,” “contemplates,” “continue” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential” “predicts,” “preliminary,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding anticipated benefits of the Rochal acquisition, the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as Sanara’s ability to successfully integrate the acquired business and operations of Rochal, including Sanara’s ability to retain key employees following the acquisition, unexpected costs or expenses that may result from the acquisition, uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash	$24,389,004	$455,366
Accounts receivable, net of allowances of $138,417 and $100,189	2,445,225	2,217,533
Royalty receivable	49,344	49,344
Inventory, net of allowance for obsolescence of $295,841 and $276,603	1,538,398	1,148,253
Prepaid and other assets	497,110	611,817
Total current assets	28,919,081	4,482,313

Long-term assets
Property and equipment, net of accumulated depreciation of $159,732 and $124,691	1,668,994	678,589
Right of use assets – operating leases	406,024	467,653
Intangible assets, net of accumulated amortization of $983,466 and $827,108	3,785,187	3,097,666
Investment in equity securities	4,005,374	1,100,000
Total long-term assets	9,865,579	5,343,908

Total assets	$38,784,660	$9,826,221

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$313,569	$271,251
Accounts payable – related parties	57,507	223,589
Accrued royalties and expenses	527,518	502,191
Accrued bonus and commissions	2,719,258	2,417,277
Operating lease liability - current	128,301	125,587
Total current liabilities	3,746,153	3,539,895

Long-term liabilities
Operating lease liability – long term	290,751	355,797
Other long-term liabilities	90,293	90,293
Total long-term liabilities	381,044	446,090

Total liabilities	4,127,197	3,985,985

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 7,612,336 issued and outstanding as of June 30, 2021 and 6,297,008 issued and outstanding as of December 31, 2020	7,612	6,297
Additional paid-in capital	44,487,958	13,176,576
Accumulated deficit	(9,385,478)	(7,032,242)
Total Sanara MedTech shareholders’ equity	35,110,092	6,150,631
Equity attributable to noncontrolling interest	(452,629)	(310,395)
Total shareholders’ equity	34,657,463	5,840,236

Total liabilities and shareholders’ equity	$38,784,660	$9,826,221

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net Revenue	$6,277,133	$2,967,183	$11,286,569	$6,491,514

Cost of goods sold	536,405	348,675	1,010,838	678,863

Gross profit	5,740,728	2,618,508	10,275,731	5,812,651

Operating expenses
Selling, general and administrative expenses	6,562,144	3,582,511	11,971,874	8,514,662
Research and development	103,981	41,516	222,193	45,903
Depreciation and amortization	100,807	74,221	191,398	127,726
Total operating expenses	6,766,932	3,698,248	12,385,465	8,688,291

Operating loss	(1,026,204)	(1,079,740)	(2,109,734)	(2,875,640)

Other expense
Other expense	-	(48,716)	-	(85,474)
Interest expense	-	(1,101)	(711)	(9,455)
Share of losses from equity method investment	(179,769)	-	(278,904)	-
Total other expense	(179,769)	(49,817)	(279,615)	(94,929)

Net loss	(1,205,973)	(1,129,557)	(2,389,349)	(2,970,569)

Less: Net loss attributable to noncontrolling interest	(34,481)	(3,793)	(36,113)	(7,848)

Net loss attributable to Sanara MedTech common shareholders	$(1,171,492)	$(1,125,764)	$(2,353,236)	$(2,962,721)

Net loss per share of common stock, basic and diluted	$(0.16)	$(0.18)	$(0.33)	$(0.54)

Weighted average number of common shares outstanding, basic and diluted	7,496,604	6,203,577	7,158,503	5,477,759

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(2,389,349)	$(2,970,569)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	191,398	127,726
Interest expense on convertible debt	-	8,354
Interest expense on PPP loan	-	1,101
Loss on disposal of asset	-	2,180
Bad debt expense	51,536	30,000
Inventory obsolescence	29,834	75,422
Share-based compensation	623,440	491,069
Noncash lease expense	61,629	57,880
Loss on equity method investment	278,904	-

Changes in operating assets and liabilities:
Accounts receivable	(279,229)	(112,301)
Inventory	(419,979)	(191,595)
Prepaid - related parties	-	(50,970)
Prepaid and other assets	114,707	(310,666)
Accounts payable	42,318	(197,709)
Accounts payable - related parties	(166,081)	(66,346)
Accrued royalties and expenses	25,327	333,731
Accrued liabilities	239,650	40,502
Net cash used in operating activities	(1,595,895)	(2,732,191)

Cash flows from investing activities:
Purchase of property and equipment	(25,446)	(57,456)
Purchase of intangible assets	-	(1,100,000)
Investment in equity securities	(3,184,278)	-
Net cash used in investing activities	(3,209,724)	(1,157,456)

Cash flows from financing activities:
Draw on line of credit	800,000	-
Pay off line of credit	(800,000)	-
Proceeds from PPP Loan	-	583,000
Public offering net proceeds	28,939,257	-
Distribution to noncontrolling interest shareholders	(200,000)	-
Net cash provided by financing activities	28,739,257	583,000

Net increase (decrease) in cash	23,933,638	(3,306,647)
Cash, beginning of period	455,366	6,611,928
Cash, end of period	$24,389,004	$3,305,281

Cash paid during the period for:
Interest	$711	$-
Income taxes	-	-

Supplemental noncash investing and financing activities:
Common stock issued for conversion of Series F Preferred Stock	-	11,368,150
Common stock issued for conversion of related party debt and interest	-	1,611,911
Common stock issued for asset acquisitions	1,750,000	750,000
License agreement as capital contribution from noncontrolling interest member	93,879	-